Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

John B. Sanfilippo & Son, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	200,000 (2)	$91.23(3)	$18,246,000	$147.60 per $1,000,000	$2,693.11

Fees Previously Paid	—	—	—	—	—	—	—	—

	Total Offering Amounts					$18,246,000		$2,693.11

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$2,693.11
(1)

Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement shall be deemed to cover any additional shares of Common Stock, par value $0.01 per share (the “Common Stock”), of John B. Sanfilippo & Son, Inc. that may from time to time be offered or issued under the John B. Sanfilippo & Son, Inc. 2023 Omnibus Incentive Plan (the “2023 Plan”) to adjust the number of shares described herein in the event of a stock dividend, stock split, reverse stock split, extraordinary dividend, extraordinary distribution, recapitalization, reorganization, merger, combination, consolidation, split-up, spin-off, combination, exchange of shares, rights offering, separation, reorganization, liquidation or similar event.

(2)

Amount represents 747,275 shares of Common Stock issuable pursuant to the 2023 Plan minus 547,275 shares of Common Stock (the “Rollover Shares”) that were authorized to be issued under the John B. Sanfilippo & Son, Inc. 2014 Omnibus Incentive Plan (the “2014 Plan”) but were not issued or subject to outstanding awards granted under the 2014 Plan and are now available for issuance under the 2023 Plan. Concurrently with the filing of this Registration Statement on Form S-8, the Registrant is filing a Post-Effective Amendment to the Registration Statement on Form S-8 (File No. 333-199637) to register the offer and sale of the Rollover Shares under the 2023 Plan (as such shares would no longer be issuable under the 2014 Plan as of the effective date of the 2023 Plan).

(3)

Computed solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act based on the average of the high and low prices of the Common Stock as reported on The Nasdaq Global Select Market on November 8, 2023.